EX-99.1

Press Release                                                                                                        .

Defentect Group, Inc. Announces Agreement With MayDay360

Joint Solution is First Personal Panic Button and Security Service Of Its Kind

NORWALK, CT – June 15, 2010 – Defentect Group, Inc. (OTCBB: DFTC), a developer and provider of rapid response software applications for safety and security purposes, is pleased to announce that the Company has joined forces with MayDay360, LLC, a corporation formed by Manhattan based Investigative Management Group and Beth Holloway, mother of Natalee Holloway who disappeared in Aruba in 2005.

Leveraging Defentect’s communications technology and SmartPhone application, DefenCall, Defentect and Mayday360, have created a unique personal security and emergency response solution.  DefenCall is the first program for a SmartPhone that enables a user to broadcast his or her location in the event of an emergency. When the user presses the MayDay360 panic button, the user’s geospatial coordinates and other pertinent information are sent to Defentect’s proprietary DM3™ response system and relayed to MayDay360.  A phone call is automatically placed from the user’s SmartPhone to MayDay360’s support team, allowing the user to speak with someone who can provide assistance. MayDay360 is accessible worldwide; so no matter where a user is, the potentially life-saving information will reach first responders so that action can be taken within seconds.

James Ackerly, CEO of Defentect Group, Inc., commented on the agreement by saying, “Partnering with MayDay360 is a perfect example of how our messaging system can facilitate a timely response to a wide variety of situations. Our software platform combined with MayDay360’s expertise and resources in this market has produced a security service that will offer priceless peace of mind to users and their families. We are excited by the potential that this opportunity holds for us both.”

“We are pleased with the way that Defentect’s technology brings to life our concept of providing security assistance quickly and from anywhere in the world,” stated Ross Thompson, founder of MayDay360, LLC. “This agreement brings us another step closer to providing as many people as possible with the resources that they need to get help fast in a crisis situation.”

Beth Holloway, Executive Director of the Natalee Holloway Resource Center and principal of Mayday360 reiterated, “I have dedicated my life to the protection of traveling young people and this alliance between Defentect and Mayday360 gives us all an important tool with which to accomplish that.”

About Defentect Group, Inc.

Defentect develops and delivers intelligent communications and messaging software solutions to facilitate the response to the detection of a threat. Defentect's proprietary technology immediately notifies key personnel and first responders so that appropriate action can be taken when a threat event occurs. The software platform is easily integrated with a wide variety sensors, making it attractive to many potential partners and manufacturers. For more information, visit http://www.defentect.com/

About Mayday360, LLC

MayDay360, LLC is a new venture, combining the services of Investigative Management Group (IMG), which is a leader in the high-end investigative security business. The Company was formed in conjunction with Beth Holloway to develop solutions that will empower the families of those who encounter trouble while out of the country. MayDay360 is committed to accelerating the process of emergency response protocols overseas, which often takes up critical time in the early stages of a missing person situation. For more information about IMG, visit www.investigativemanagement.com    Mayday360’s website is www.mayday360.com.

SAFE HARBOR STATEMENT: This press release may contain "forward-looking statements" that are made pursuant to the "safe harbor" provisions as defined within the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," and similar expressions.  These statements are based upon management's current expectations as of the date of this press release.  Such forward-looking statements may include statements regarding the Company's future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses and other future or expected performances. The Company cautions readers there may be events in the future that the Company is not able to predict accurately or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements.  Further information on these and other potential factors that could affect the Company's financial results is included in the Company's filings with the SEC under the "Risk Factors" sections and elsewhere in those filings